Exhibit 10.02
Execution Copy
FIRST AMENDMENT TO
J. ALEXANDER’S CORPORATION
EMPLOYEE STOCK OWNERSHIP PLAN
(as amended and restated as of January 1, 2002)
     WHEREAS, J. Alexander’s Corporation, a Tennessee corporation (the “Company”), maintains the J. Alexander’s Corporation Employee Stock Ownership Plan (the “Plan”) to enable its eligible employees to share in the growth and prosperity of the Company; and
     WHEREAS, the Company most recently has restated the Plan as of January 1, 2002 (the “2002 Restatement”), to incorporate four amendments to the previous restatement and to facilitate making application to the Internal Revenue Service for a determination letter in accordance with the five-year determination letter cycle provided in Revenue Procedure 2005-66; and
     WHEREAS, in the last amendment to the previous restatement the Company froze participation in the Plan so that new participants could not enter the Plan after December 31, 2006; and
     WHEREAS, the Company has determined to reverse its decision to freeze participation in the Plan and intends to make substantial and recurring contributions to the Plan, including a contribution for the 2007 Plan Year; and
     WHEREAS, the Company desires to amend the 2002 Restatement (i) to allow new participants to enter after December 31, 2006; (ii) to facilitate administration of this Plan and the Company’s 401(k) plan (Savings Incentive Plan) by making the eligibility rules consistent for both plans; (iii) to change the vesting schedule for Employer non-elective contributions from five (5) year cliff vesting to three (3) year cliff vesting as required by the Pension Protection Act of

2006 (the “PPA”); (iv) to permit non-spouse beneficiaries to make a direct Rollover from the Plan as permitted by the PPA; (v) to change the definition of covered compensation to include certain payments after termination of employment as permitted under new IRS regulations; and (vi) to make changes in the rules regarding limitation of benefits in conformity with final regulations issued in April 2007 under Section 415 of the Code.
     NOW, THEREFORE, in consideration of the premises, effective as of January 1, 2007, except for such other dates as may be herein noted, the Company hereby amends the 2002 Restatement of the Plan in the following respects:
     1. Section 2.1(r) is amended by adding the following sentence at the end thereof:
Compensation shall include amounts paid during the Plan Year prior to the date that the Employee became a Participant.
     2. Effective January 1, 2008, Section 2.1(r) is amended to provide as follows:
(r) Compensation. The total of all amounts paid for employment by the Employer to or for the benefit of a Participant during the Plan Year (as shown on the Form W-2 filed for federal income tax purposes), such as salary, bonus, wage, commission, and overtime payments. Compensation shall not include any of the following (even if includible in gross income);
(i) reimbursements or other expense allowances and moving expenses (including indemnity payments for loss on sale of an Employee’s home);
(ii) fringe benefits (cash and non-cash), deferred compensation and welfare benefits; and
(iii) any contribution made under this Plan or any other qualified retirement plan (except as provided below).
Notwithstanding the foregoing, Compensation shall include (i) any salary reduction or other elective deferrals to the Savings Incentive Plan, (ii) salary reduction contributions or other elective deferrals under the Flexible Benefit Plan, (iii) any other amount that is contributed or deferred at the election of the Participant as described in Sections 125, 402(g)(3), 402(h)(1)(B) or 457(b) of the Code, and (iv) elective amounts that are not includible in the gross income of the Participant by reason of Section 132(f)(4) of the Code. Compensation shall include amounts paid during the Plan Year prior to the date that the Employee became a Participant.

Compensation shall include payments made after the Participant’s “severance from employment” (as defined in Section 1.415(a)-1(d)(3) of the Treasury Regulations), provided that the compensation is paid by the later of (i) two and one-half (2 1/2) months after severance from employment or (ii) the end of the Plan Year in which severance from employment occurs, but only if the payment is regular compensation for services during the Participant’s regular working hours, or compensation for services outside the Participant’s regular working hours (e.g., overtime or shift differential), commissions, bonuses, or other similar payments and the payment would have been paid to the Participant prior to a severance from employment if the Participant had continued in employment with the Employer. Any payment after severance from employment that is not described above in this paragraph shall not be included in Compensation.
Compensation in excess of the first $230,000 (for 2008, to be adjusted from time to time pursuant to Section 401(a)(17)(B) of the Code) for any Participant shall not be taken into account.
     3. Effective January 1, 2008, Section 2.1(v) is amended to provide as follows:
(v) Distributee. A Distributee includes a Participant and Former Participant. In addition, the Participant’s surviving spouse, non-spouse Beneficiary, and the Participant’s spouse or former spouse who is the alternate payee under a qualified domestic relations order, as defined in Section 414(p) of the Code, are Distributees.
     4. Effective January 1, 2008, Section 2.1(z) is amended to provide as follows:
(z) Eligible Retirement Plan. Any of the following:
(i) a qualified trust as described in Code Section 401(a) which is exempt from tax under Code Section 501(a);
(ii) an individual retirement account as described in Code Section 408(a);
(iii) an individual retirement annuity as described in Code Section 408(a);
(iv) an annuity plan as described in Code Section 403(a);
(v) an annuity contract as described in Code Section 403(b); and
(vi) an eligible plan under Code Section 457(b) which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state.

The foregoing definition of “Eligible Retirement Plan” shall also apply in the case of a distribution to a surviving spouse, to a non-spouse Beneficiary, or to a spouse or former spouse who is the alternate payee under a qualified domestic relations order as defined in Section 414(p) of the Code; provided, however, that for a non-spouse Beneficiary, the term “Eligible Retirement Plan” shall include only an individual retirement account as described in clause (ii) or an individual retirement annuity as described in clause (iii).
     5. Effective for the Plan Year commencing on January 1, 2008, Section 2.1(bbb) is amended to provide as follows:
(bbb) Section 415 Compensation. The total “wages” paid for employment by the Employer (and all Affiliated Companies) to or for the benefit of a Participant during the Plan Year as shown on the Form W-2 filed for federal income tax purposes. For purposes of this determination, “wages” shall mean wages as defined in Section 3401(a) of the Code for purposes of income tax withholding at the source, and all other payments of compensation to the Employee by the Employer for which the Employer is required to furnish the Employee a written statement under Sections 6041(d), 6051(a)(3) and 6052 of the Code, but determined without regard to any rules that limit the remuneration included in wages based on the nature or location of the employment or the services performed (such as the exception for agricultural labor in Section 3401(a)(2) of the Code). The term “Section 415 Compensation” shall include (i) salary reductions or elective deferrals to the Savings Incentive Plan, (ii) salary reduction contributions or other elective deferrals under the Flexible Benefit Plan, (iii) any other amount that is contributed or deferred at the election of the Employee as described in Sections 125, 402(g)(3), 402(h)(1)(B) or 457(b) of the Code, and (iv) elective amounts that are not includible in the gross income of the Employee under Section 132(f)(4) of the Code.
Section 415 Compensation shall include payments made after the Participant’s severance from employment, (as defined in Section 1.415(a)-1(d)(3) of the Treasury Regulations), provided that the compensation is paid by the later of (i) two and one-half (2 1/2) months after severance from employment or (ii) the end of the Plan Year in which severance from employment occurs, but only if the payment is regular compensation for services during the Participant’s regular working hours, or compensation for services outside the Participant’s regular working hours (e.g., overtime or shift differential), commissions, bonuses, or other similar payments and the payment would have been paid to the Participant prior to a severance from employment if the Participant had continued in employment with the Employer. Any payment after severance from employment that is not described above in this paragraph shall not be included in Section 415 Compensation.

Section 415 Compensation in excess of $230,000 (for 2008, to be adjusted from time to time pursuant to Section 401(a)(17)(B) of the Code) for any Participant shall not be taken into account.
     6. Section 3.1 is amended to provide as follows:
3.1 Participation. Any Employee shall be eligible to participate in the Plan upon completing one year of Eligibility Service and attaining age twenty-one (21). The participation of such Employee shall commence on the January 1 or July 1 which first occurs after he meets these eligibility requirements. An Employee otherwise entitled to commence participation on one of the above entry dates shall not commence participation on that date if he terminates his employment prior to that date, but such Employee shall, if he should be re-employed, be treated in the same manner as a former Participant pursuant to Section 3.3.
     7. Section 5.2(g)(2) and (3) are amended to provide as follows:
(2) Except as provided in Section 5.2(g)(1) in the case of dividends used to repay an Acquisition Loan and except as provided in Section 5.2(g)(3) with respect to dividends received on Company Stock which is distributed, any cash dividends received with respect to shares of Company Stock allocated to Participants’ Company Stock Sub-Accounts or held in the Loan Suspense Account shall be allocated among and credited to Cash Sub-Accounts of the Participants; provided, however, that the dividends so allocated (whether paid with respect to Company Stock allocated to Company Stock Sub-Accounts or held in the Loan Suspense Account) shall be allocated among and credited to Cash Sub-Accounts, pro rata, according to the number of shares of Company Stock held in the respective Company Stock Sub-Accounts on the date the dividends are paid to the Trust. Cash dividends on Company Stock otherwise not yet allocated to the Company Stock Sub-Accounts of Participants shall be allocated for each Plan Year as Income.
(3) No allocation of cash dividends on Company Stock, and no allocation of Financed Shares released from the Loan Suspense Account by reason of such dividends, shall be made to the Account of a Participant for a Plan Year to the extent the Participant receives during that Plan Year a distribution of Company Stock with regard to which the dividends were paid. Any such cash dividends or Financed Shares released from the Loan Suspense Account by reason of such dividends shall be included in the allocation to other Participants’ Cash Sub-Accounts (i.e., Participants who did not receive during that Plan Year a distribution of Company Stock with regard to which the dividends were paid) in the same manner provided in Section 5.2(g)(2) for cash dividends received with respect to shares allocated to their Company Stock Sub-Accounts.

     8. Effective for the Plan Year commencing on January 1, 2008, Section 5.3 is amended to provide as follows:
5.3 Maximum Additions. Notwithstanding anything contained herein to the contrary, the total Additions made to the Account of a Participant for any Plan Year shall not exceed the lesser of $46,000 (for 2008, to be adjusted from time to time pursuant to Section 415(d) of the Code) or 100 percent (100%) of the Participant’s Section 415 Compensation for such Plan Year.
A restorative payment (as defined in Section 1.415(c)-1(b)(2)(ii)(C) of the Treasury Regulations) shall not be considered as part of the annual Addition to a Participant’s Account. A restorative payment is a payment to the Plan made to restore losses to the Plan from actions by a fiduciary for which there is a reasonable risk of liability for breach of a fiduciary duty under Title I of ERISA or under other applicable federal or state law where Participants who are similarly situated are treated similarly with respect to the payments. Generally, payments are restorative payments only if the payments are made in order to restore some or all of the Plan’s losses due to an action (or a failure to act) that creates a reasonable risk of liability for such a breach of fiduciary duty (other than a breach of fiduciary duty arising from failure to remit contributions to the Plan). Payments made to the Plan to make up for losses due merely to market fluctuations and other payments that are not made on account of a reasonable risk of liability for breach of a fiduciary duty under Title I of ERISA are not restorative payments and generally constitute contributions that are included in Additions.
In addition to this Plan, the Employer maintains the Savings Incentive Plan with a limitation year corresponding to the Plan Year. If a Participant is also a participant in the Savings Incentive Plan, the limitation upon the annual additions which may otherwise be credited to his Savings Incentive Plan account shall be first reduced by the total Additions for the Plan Year credited to such Participant’s Account under this Plan, and the Additions to this Plan shall not be reduced by reason of any annual additions to the Savings Incentive Plan.
     8. Effective January 1, 2008, Section 6.15 is amended to provide as follows:
6.15 Direct Rollover. A Distributee may elect, at the time and in the manner prescribed by the Committee, to have any portion of an Eligible Rollover Distribution paid directly to an Eligible Retirement Plan specified by the Distributee in a Direct Rollover provided that the recipient Eligible Retirement Plan accepts rollover contributions, and in the case of an eligible governmental plan described in clause (vi) of Section 2.1(z), such governmental plan separately accounts for amounts transferred into such plan from this Plan. Notwithstanding the foregoing, a non-spouse Beneficiary may make a Direct Rollover only to

Eligible Retirement Plans that are either an individual retirement account or an individual retirement annuity described in Section 2.1(z)(ii) or (iii).
In addition, Distributee may elect, at the time and in the manner prescribed by the Committee, to have any portion of an Eligible Rollover Distribution paid directly to a Roth IRA (as defined in Section 408A of the Code) in accordance with, and subject to the limitations of, Section 408A of the Code.
The Plan provisions otherwise applicable to distributions continue to apply to this Direct Rollover option. The Distributee shall, in the time and manner prescribed by the Committee, specify the amount to be directly transferred and the Eligible Retirement Plan to receive the transfer. Any portion of a distribution which is not transferred shall be distributed to the Distributee in the form specified in Section 6.11.
     9. Effective for Participants who are credited with at least one Hour of Service on or after January 1, 2007, Section 6.8 is amended to provide as follows:
6.8 Vested Benefit. If any Participant’s employment with Employer and with all Affiliated Companies is terminated other than by normal retirement, early retirement, delayed retirement, disability or death, he shall be entitled to a “vested benefit” which shall include a percentage of his Account, based on his Years of Vesting Service, according to the vesting table provided below:

Percentage of
Years of Vesting Service	Account

Fewer than 3	0%
3 or more	100%
The remainder of a Participant’s Account which does not constitute his vested benefit shall be treated as a Forfeiture at the time and in the manner specified pursuant to Sections 4.3 and 5.2(a).
For purposes of determining whether an Employee is entitled to receive any vested benefit under this Article VI, and the time of payment of such vested benefit under Section 4.3(c), he shall not be deemed to have terminated his employment under the Plan until he is no longer employed by any Affiliated Company to which he may have been transferred, irrespective of whether he shall have ceased to be classified as an Employee following such transfer.
     10. Section 13.1 is amended to provide as follows:
13.1 Top-Heavy Plan Requirements. For any Top-Heavy Plan Year, the Plan shall provide a Minimum Benefit required by Section 416(c) of the Code pursuant to Sections 4.4 and 5.4 of the Plan.
[Signatures on following page]

     IN WITNESS WHEREOF, J. Alexander’s Corporation has caused this First Amendment to the 2002 Restatement to be executed this 31st day of December, 2007, effective as of January 1, 2007 (except as otherwise noted), by its duly authorized officers.

J. ALEXANDER’S CORPORATION
By:	/s/ J. Michael Moore
	Name:	J. Michael Moore
	Title:	VP of Administration and Human Resources

ATTEST:

/s/ Ruth A. Tidwell